Exhibit 99.2

The references to share and per share amounts in this Exhibit 99.2 to the Company’s Current Report on Form 8-K do not reflect the Reverse Share Split, as defined in the Company’s Current Report on Form 8-K of which this Exhibit 99.2 is a part.

NOTABLE LABS, INC.

INDEX TO FINANCIAL STATEMENTS

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Notable Labs, Inc.

Opinion

We have audited the consolidated financial statements of Notable Labs, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities since inception, has an accumulated deficit, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

San Francisco, CA

May 11, 2023

F-2

NOTABLE LABS, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,581	$2,401
Marketable securities	—	872
Prepaid expenses and other current assets	1,407	1,801
Total current assets	2,988	5,074
Property and equipment, net	442	751
Operating lease right-of-use assets	357	801
Investment in SAFE	1,500	1,500
Other assets	224	362
Total assets	$5,511	$8,488

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$753	$649
Accrued expenses and other current liabilities	900	1,124
Operating lease liabilities, current	361	567
Total current liabilities	2,014	2,340
Payroll protection program loans	—	1,038
Redeemable convertible preferred stock warrant liability	5,113	—
Operating lease liabilities, non-current	—	238
Total liabilities	7,127	3,616
Commitments and contingencies (Note 11)
Series A redeemable convertible preferred stock, par value of $0.001, 8,863,394 shares authorized as of December 31, 2022 and 2021, and 2,315,579 and 8,863,394 shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $6.5 million and $18.2 million as of December 31, 2022 and 2021, respectively	6,653	19,918
Series B redeemable convertible preferred stock, par value of $0.001, 6,674,734 and 7,374,117 shares authorized as of December 31, 2022 and 2021, and 3,556,173 and 6,674,734 shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $21.5 million and $39.8 million as of December 31, 2022 and 2021, respectively	21,440	38,897
Series C redeemable convertible preferred stock, par value of $0.001, 18,148,550 and no shares authorized as of December 31, 2022 and 2021, and 1,510,138 and zero shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $10.1 million and $0 as of December 31, 2022 and 2021, respectively	7,259	—
Stockholders’ deficit:
Common stock, $0.001 par value, 45,100,000 and 27,169,197 shares authorized as of December 31, 2022 and 2021 and 15,424,359 and 5,669,483 shares issued and outstanding as of December 31, 2022 and 2021, respectively	15	6
Additional paid-in capital	34,061	2,688
Accumulated deficit	(71,044)	(56,637)
Total stockholders’ deficit	(36,968)	(53,943)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,511	$8,488

The accompanying notes are an integral part of these consolidated financial statements.

F-3

NOTABLE LABS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year ended December 31,
	2022	2021
Services revenue	$8	$285
Operating expenses:
Research and development	7,776	11,472
General and administrative	5,156	5,727
Total operating expenses	12,932	17,199
Loss from operations	(12,924)	(16,914)

Other income (expense), net	(1,483)	862
Net loss	$(14,407)	$(16,052)
Net loss per share, basic and diluted	$(1.38)	$(2.84)
Weighted-average common shares outstanding, basic and diluted	10,423,934	5,651,101

Comprehensive loss:
Net loss	$(14,407)	$(16,052)
Other comprehensive loss:
Unrealized losses	—	(71)
Total comprehensive loss	$(14,407)	$(16,123)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

NOTABLE LABS, INC.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income/(Loss)	Deficit	Deficit
Balances as of January 1, 2021	15,538,128	$58,815	5,624,597	$6	$1,879	$71	$(40,585)	$(38,629)
Exercise of common stock options	—	—	44,886	—	30	—	—	30
Stock-based compensation expense	—	—	—	—	779	—	—	779
Net loss	—	—	—	—	—	—	(16,052)	(16,052)
Other comprehensive loss	—	—	—	—	—	(71)	—	(71)
Balances as of December 31, 2021	15,538,128	58,815	5,669,483	6	2,688	—	(56,637)	(53,943)
Issuance of Series C-1 redeemable convertible preferred stock, net of issuance costs of $207 and allocated proceeds to the Series C convertible preferred stock warrant liability of $1,154	848,856	4,693	—	—	—	—	—	—
Issuance of Series C-2 redeemable convertible preferred stock in exchange for SAFE agreement, net of allocated proceeds to the Series C redeemable convertible preferred stock warrant liability of $899	661,282	2,566	—	—	—	—	—	—
Issuance of common stock through conversion of Series A redeemable convertible preferred stock	(6,547,815)	(13,265)	6,547,815	6	13,259	—	—	13,265
Issuance of common stock through conversion of Series B redeemable convertible preferred stock	(3,118,561)	(17,457)	3,118,561	3	17,454	—	—	17,457
Exercise of common stock options	—	—	88,500	—	79	—	—	79
Stock-based compensation expense	—	—	—	—	581	—	—	581
Net loss	—	—	—	—	—	—	(14,407)	(14,407)
Balances as of December 31, 2022	7,381,890	$35,352	15,424,359	$15	$34,061	$—	$(71,044)	$(36,968)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

NOTABLE LABS, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2022	2021
Operating Activities
Net loss	$(14,407)	$(16,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	323	326
Stock-based compensation	581	779
Non-cash operating lease expense	225	599
Loss on disposal of fixed assets	43	—
Loss (gain) on sale of marketable securities	2	(36)
Gain from PPP loan forgiveness	(1,038)	(765)
Change in fair value of SAFE and redeemable convertible preferred stock warrant liability	2,515	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	284	(284)
Other assets	138	(28)
Accounts payable	104	52
Accrued expenses and other current liabilities	(186)	941
Operating lease liabilities	(226)	(585)
Net cash used in operating activities	(11,642)	(15,053)

Investing Activities
Purchases of property and equipment	(41)	(441)
Purchases of marketable securities	(594)	(3,393)
Purchases of other investments	—	(1,500)
Proceeds from disposal of property and equipment	95	—
Proceeds from maturities of marketable securities	594	3,447
Proceeds from sales of marketable securities	870	16,644
Net cash provided by investing activities	924	14,757

Financing Activities
Proceeds from employee stock option exercises	79	30
Proceeds from issuance of redeemable convertible preferred stock and warrants, net of issuance costs	5,810	—
Proceeds from the issuance of the SAFE agreement	4,009	—
Proceeds from PPP loan	—	1,038
Net cash provided by financing activities	9,898	1,068

Net increase (decrease) in cash and cash equivalents	(820)	772
Cash and cash equivalents at the beginning of year	2,401	1,629
Cash and cash equivalents at the end of year	$1,581	$2,401

Supplemental non-cash financing and investing activities
Purchases of property and equipment in accounts payable	$—	$14
Right-of-use assets obtained in exchange for lease obligation	$181	$—
Fair value allocated at issuance to Series C warrants	$2,053	$—
Series C redeemable convertible preferred stock issuance costs in accrued expenses	$38	$—
Conversion of Series A and Series B redeemable convertible preferred stock to common stock	$30,722	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-6

1. Organization

Description of Business

Notable Labs, Inc. (“Notable” or the “Company”) and its wholly owned subsidiary is an emerging tech-bio therapeutics company dedicated to the development and commercialization of a predictive precision medicine platform and products that treat various forms of cancer. The Company was incorporated in Delaware in June 2014 and is located in Foster City, California.

Liquidity and Going Concern Assessment

The Company has incurred losses and negative cash flows from operations since its inception. As of December 31, 2022 and 2021, the Company has an accumulated deficit of approximately $71.0 million and $56.6 million, respectively. As of December 31, 2022, the Company had cash of $1.6 million and has forecasted cash needs in excess of current liquidity. These conditions raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company’s ability to fund its operations will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity, including in connection with potential merger opportunities, or through licensing or collaboration agreements.

These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management has determined it is not probable they will be effectively implemented.

These financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

The Company is continuing to develop its medicine platform and treatments, which is the primary use of funds for the Company. Management expects to continue to incur additional substantial losses and negative cash flows from operations in the foreseeable future as a result of expanded research and development activities until regulatory approval is granted. Regulatory approval is not guaranteed and may never be obtained.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. However, if such financing is not approved, does not occur, or alternative financing is not available at adequate levels or on acceptable terms, or profitable operations are not attained, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs, enter into a collaboration or other similar arrangement with respect to commercialization rights to any of its product candidates, out license intellectual property rights to its product candidates and sell unsecured assets, or a combination of the above. Any of these actions could have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

F-7

Principles of Consolidation

The consolidated financial statements include the accounts of Notable and its wholly owned subsidiary, all of which are denominated in US dollars. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP generally requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets and liabilities, and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of expenses during the reporting period. Areas where management uses subjective judgments include, but are not limited to, measurement of lease liabilities and right of use assets, impairment of long-lived assets, stock-based compensation, accrued research and development costs, and redeemable convertible preferred stock warrant liability in the accompanying consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains bank deposits in federally insured financial institutions and these deposits may exceed federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheet. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company is subject to a number of risks similar to other early-stage biopharmaceutical companies, including, but not limited to, the need to obtain adequate additional funding, possible failure of current or future preclinical studies or clinical trials, its reliance on third parties to conduct its clinical trials, the need to obtain regulatory and marketing approvals for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s product candidates, protection of its proprietary technology, and the need to secure and maintain adequate manufacturing arrangements with third parties. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Significant customers are those that represent 10% or more of the Company’s total revenue for each year presented on the consolidated statements of operations and comprehensive loss. One customer represents 100% of its immaterial accounts receivable and revenues as of and for the year ended December 31, 2022. Three customers represented 39%, 35%, and 16% of its revenues for the year ended December 31, 2021, respectively. Approximately 41% and 59% of the $48,000 of accounts receivable recorded in prepaid expenses and other current assets as of December 31, 2021 are attributable to two customers, respectively.

F-8

Segments

The Company operates and manages its business as one reportable operating segment, which is the business of developing predictive precision medicines that treat various forms of cancer. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating resources and evaluating financial performance. All the Company’s long-lived assets are maintained in, and all revenues and losses are attributable to, the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash and cash equivalents. Cash equivalents consist primarily of amounts invested in short-dated government and Treasury securities and are stated at fair value. As of December 31, 2022 the entire balance of cash and cash equivalents consisted of cash held in the Company’s checking accounts As of December 31, 2022 and 2021, the Company had no restricted cash.

Marketable Securities

The Company’s investments in marketable securities have been classified and accounted for as available-for-sale securities. Fixed income securities consist of U.S. Treasury securities. The specific identification method is used to determine the cost basis of fixed income securities sold. These securities are recorded on the consolidated balance sheets at fair value. Unrealized gains and losses on these securities are included as a separate component of accumulated other comprehensive income (loss). The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in other income, net. Realized gains and losses and declines in fair value judged to be other-than-temporary, if any, are also included in other income, net. The Company evaluates securities for other-than-temporary impairment at the balance sheet date. Declines in fair value determined to be other-than-temporary are also included in other income, net. All available-for-sale securities are considered available to support current operations and are classified as current assets.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. No offering costs have been deferred as of December 31, 2022 and 2021.

Property and Equipment, Net

Property and equipment are presented at cost, net of accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life and begins at the time the asset is placed in service. The estimated useful life of each asset category is as follows:

Computer equipment	3 Years

Laboratory equipment	5 Years

Furniture	and office equipment 7 Years

Leasehold improvements	Lesser of useful life or remaining lease term

Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations and comprehensive loss. Maintenance and repairs are charged to expense as incurred and costs of major replacements or improvements are capitalized.

F-9

Impairment of Long-Lived Assets

The Company evaluates the carrying amount of its long-lived assets, such as property and equipment, whenever events or changes in circumstances indicate that the assets may not be recoverable. The recoverability of assets to be held and used is assessed by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount exceeds the estimated undiscounted future cash flows, an impairment loss is recognized for the excess of the book value of the asset over fair value. There was no impairment of long-lived assets during the years ended December 31, 2022 and 2021.

Revenue Recognition

Through the middle of the year ended December 31, 2021, the Company’s central revenue generating activities and performance obligations consisted of performing diagnostic services using its proprietary platform that was utilized by entities primarily engaged in their own research and development efforts to identify therapeutic combinations in a more targeted and efficient method of drug discovery.

In the year ended 2021, the Company transitioned its approach of performing such services for others to using its own platform to identify proprietary therapeutic approaches in specific potential patient populations. All major projects for historical customers were complete before the end of the year ended December 31, 2021. The Company continued to perform certain diagnostics services on a limited basis as an outsourced provider through the year ended December 31, 2022, but such activities do not represent its major and ongoing central operations.

The Company recognizes revenue from diagnostic services in the amount that reflects the consideration that it expects to be entitled as the Company performs its obligation under a contract with a customer by processing diagnostic tests on laboratory samples and making the test results available to its customers. Revenue is recorded considering a five-step revenue recognition model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation. The Company generally has a contract or a purchase order from a customer with the specified required terms, including the number of diagnostic samples to be performed. The Company has not received any advance payments for which there are any remaining performance obligations. Accordingly, no deferred revenue is recorded as of December 31, 2022 and 2021. The Company has not recorded any contract assets as of December 31, 2022 and 2021 as the Company has not completed any performance obligations for which it has not been able to bill its customers. Costs of services revenue are immaterial and recorded in operating expenses.

Leases

Under ASC 842 Leases, the Company determines if an arrangement is or contains a lease based on the facts and circumstances present in that arrangement. Lease classification, recognition, and measurement are then determined at the lease commencement date.

The Company determines whether leases meet the classification criteria of a finance or operating lease at the lease commencement date considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of December 31, 2022 and 2021, the Company’s lease population consisted of real estate and laboratory equipment, all of which are classified as operating leases. As of December 31, 2022 and 2021, the Company did not have finance leases.

F-10

Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. In determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date if the rate implicit in the lease is not readily determinable. The Company determines the incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment. Applying different judgments to the same facts and circumstances could result in the estimated amounts to vary.

The operating lease ROU assets also include adjustments for prepayments and accrued lease payments and exclude lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. Operating lease cost for the minimum fixed lease payments is recognized on a straight-line basis over the lease term. Variable lease costs that are not considered fixed are expensed as incurred. Variable lease costs represent payments that are dependent on usage, a rate or index. Variable lease cost primarily relates to various operating expenses such as common area maintenance charges. Fixed and variable lease expense on operating leases is recognized within operating expenses within the Company’s statements of operations and comprehensive loss.

Real estate lease agreements that include lease and non-lease components are accounted for as a single lease component. The Company has elected to not combine lease and non-lease components for laboratory equipment leases. Lease agreements with a noncancelable term of less than 12 months are not recorded on the Company’s consolidated balance sheet. Lease expense related to such short-term leases is recognized on a straight-line basis over the lease term.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at fair value on the dates of issuance, unless an exception applies, net of issuance costs. The redeemable convertible preferred stock has been classified outside of stockholders’ deficit as temporary equity on the accompanying balance sheet because the shares contain certain redemption features that are not solely within the control of the Company. The redeemable convertible preferred stock is not generally redeemable; however, upon certain change in control events including liquidation, sale or transfer of control of the Company, holders of the redeemable convertible preferred stock may have the right to receive its liquidation preference under the terms of the Company’s certificate of incorporation. The carrying values of the redeemable convertible preferred stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur.

Redeemable Convertible Preferred Stock Warrant Liabilities

The Company classifies warrants to purchase redeemable convertible preferred stock as liabilities at fair value when the underlying shares are contingently redeemable and adjusts the instruments to fair value at each reporting period. The warrants to purchase redeemable convertible preferred stock are subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized as a component of other income, net in the consolidated statements of operations and comprehensive loss. Offering costs associated with the issuance of redeemable convertible preferred stock warrant liabilities are allocated on a relative basis and expensed as incurred.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include payroll and personnel costs related to research and development activities, materials costs, external clinical drug product manufacturing costs, outside services costs, repair, maintenance and depreciation costs for research and development equipment, as well as facility costs used for research and development activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are capitalized and expensed as the goods are delivered or the related services are performed. The Company continues to evaluate whether it expects the goods to be delivered or services to be rendered and charges to expense any portion of the advance payment that has been capitalized when the entity no longer expects the goods to be delivered or services to be rendered.

F-11

Accrued Research and Development Expenses

The Company records accruals for estimated costs of research, preclinical studies, clinical trials, and manufacturing development, within accrued expenses and other current liabilities which are significant components of research and development expenses. Some of the Company’s ongoing research and development activities is conducted by third-party service providers, contract research organizations (“CROs”) and contract development and manufacturing organizations (“CDMOs”). The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company accrues the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. The Company determines the estimated costs through discussions with internal personnel and external service providers as to the progress, stage of completion or actual timeline (start-date and end-date) of the services and the agreed-upon fees to be paid for such services.

If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to the Company’s prior estimates of research and development expenses.

Stock-Based Compensation Expense

The Company maintains an equity incentive plan as a long-term incentive for employees, consultants, and directors. The plan allows for the issuance of incentive stock options (“ISO”), non-statutory stock options (“NSO”), and restricted stock awards.

The Company measures the estimated fair value of the stock-based awards on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective awards. The Company records expense for awards with service-based vesting using the straight-line method. The Company accounts for forfeitures as they occur. For performance-based awards, the Company recognizes share-based compensation expense over the requisite service period using the accelerated attribution method when achievement of the performance criteria becomes probable.

The fair value of each stock award is determined based on the number of shares granted and the value of the Company’s common stock on the date of grant. The absence of an active market for the Company’s common and restricted stock requires the Company’s Board of Directors (the “Board”) to determine the fair value of its common and restricted stock for purposes of granting stock awards with assistance from management and an independent third-party valuation firm. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the use of a number of complex, subjective assumptions including the estimated fair value of the common stock, expected volatility, risk-free interest rate, expected dividend rate, and expected term of the option. The Company has been a private company and lacks company-specific historical and implied fair value information, therefore, determining the best estimated fair value of the Company’s common and restricted stock requires significant judgment. The Company’s Board considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to (i) the results of contemporaneous independent third-party valuations of the Company’s common stock and the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (ii) the lack of marketability of the Company’s common stock; (iii) actual operating and financial results; (iv) current business conditions and projections in relation to the Company’s stage of development; (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; (vi) precedent transactions involving the Company’s shares; and (vii) significant milestones and progress of research and development efforts.

F-12

The Company determined the expected stock volatility using a weighted average of the historical volatility of a group of guideline companies that issued options with substantially similar terms, and expects to continue to do so until such time as the Company has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the simplified method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s cash compensation costs are classified.

See Note 10 for the assumptions used by the Company in determining the grant date fair value of stock-based awards granted, as well as a summary of the stock-based award activity under the Company’s equity incentive plan for the year ended December 31, 2022.

Fair Value Measurement

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Financial instruments such as cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

Assets and liabilities recorded at fair value on a recurring basis in the balance sheet are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy that describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 –	Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 –	Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 –	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive loss for the period. Other comprehensive loss consists of net unrealized losses on marketable securities.

F-13

Income Taxes

The Company accounts for income taxes using the liability method, whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that some portion, or all of the Company’s deferred tax assets will not be realized.

The Company accounts for income tax contingencies using a benefit recognition model. If it considers that a tax position is more likely than not to be sustained upon audit, based solely on the technical merits of the position, it recognizes the benefit. The Company measures the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information.

The Company is subject to taxation in the United States federal jurisdiction and various state jurisdictions. Due to the Company’s losses incurred, the Company is subject to the income tax examination by authorities since inception. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2022, there were no significant accruals for interest related to unrecognized tax benefits or tax penalties.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, redeemable convertible preferred stock, stock options, and warrants to purchase redeemable convertible preferred stock are considered to be potentially dilutive securities.

The Company applies the two-class method to calculate its basic and diluted net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. The Company’s participating securities contractually entitle the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded if and when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Other than the recently adopted accounting pronouncements discussed below, other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not, or are not believed by management to, have a material impact on the Company’s financial position, results of operations or cash flows.

F-14

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06 (Subtopic 470-20): Debt - Debt with Conversion and Other Options (“ASU 2020-06”). ASU 2020-06 eliminates the beneficial conversion feature and cash conversion models in ASC 470-20 that require separate accounting for embedded conversion features in convertible instruments, resulting in more instruments being reported as a single unit of account. ASU 2020-06 is effective for public companies for annual periods beginning after December 15, 2021. For all other entities, the amendments are effective for annual periods beginning after December 15, 2023. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020, but an entity must adopt the guidance as of the beginning of a fiscal year. Entities may adopt the guidance using either a modified retrospective or full retrospective transition method. The Company has early adopted ASU 2020-06 as of January 1, 2021 under the full retrospective method. The adoption did not have a material impact on the Company’s financial results, although the Company no longer needs to subsequently assess any contingent beneficial conversion features that are present in the Company’s Series A, B, and C redeemable convertible preferred stock.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. This ASU also includes guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The standard is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. The Company adopted this guidance effective January 1, 2022 on a prospective basis. The adoption did not have a material impact on the Company’s financial statements.

Note 3. Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level with the fair value hierarchy (in thousands):

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Preferred stock warrant liability	$—	$—	$5,113	$5,113

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Short-term marketable securities	$872	$—	$—	$872

There were no cash equivalents or marketable securities held as of December 31, 2022. There were no preferred stock warrant liabilities as of December 31, 2021. Tables providing a roll forward of the fair value, as determined by Level 3 inputs, of the Company’s preferred stock warrant liability for the year ended December 31, 2022 are included in Note 9.

F-15

Cash equivalents and marketable securities, all of which are classified as available-for-sale securities and measured at fair value on a recurring basis, consisted of the following as of December 31, 2021, all with contractual maturities of less than one year (in thousands):

December 31, 2021	Level	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term marketable securities:
U.S. Treasury securities	Level 1	$872	$—	$—	$872
Total		$872	$—	$—	$872

To date, the Company has not recorded any impairment charges on marketable securities due to other-than-temporary declines in market value. In determining whether a decline is other than temporary, the Company considers various factors, including the length of time and extent to which the market value has been less than amortized cost, the financial condition and near-term prospects of the issuer and the Company’s intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

The Company estimates the fair values of investments in corporate debt securities, commercial paper and U.S. government agency securities using valuations obtained from third-party pricing services. The fair market value of marketable securities classified within Level 1 is based on quoted prices for identical instruments in active markets.

The Company does not intend to sell securities that are in an unrealized loss position and the Company believes it is more likely than not that the investments will be held until recovery of the amortized cost basis. The Company has determined that the immaterial gross unrealized losses on marketable securities as of December 31, 2021 were temporary in nature.

There were no transfers between Levels 1, 2, or 3 during the years ended December 31, 2022 and 2021.

Note 4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

The following table presents the components of prepaid expenses and other current assets as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accounts receivable	$8	$48
Employee retention credit	1,237	1,293
Prepaid expenses	119	296
Prepaid benefits	37	48
Prepaid clinical expenses	6	116
Total prepaid expenses and other current assets	$1,407	$1,801

During fiscal years 2020 and 2021, the Company took advantage of the relief provisions provided by the U.S. government in response to COVID-19 under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act provides an employee retention credit (“Employee Retention Credit”), which is a refundable tax credit against certain employment taxes dependent on certain qualified wages paid to employees through fiscal year 2021. The Company qualifies for the tax credit under the CARES Act and continued to receive additional tax credits under the additional relief provisions for qualified wages through the end of 2021. During the fiscal year ended December 31, 2021, the Company recorded $1.0 million related to the Employee Retention Credit in operating expenses. The Company accounts for these labor related tax credits as a reduction to the expense that they are intended to compensate in the period in which the corresponding expense is incurred and there is reasonable assurance the Company will both receive the tax credits and comply with all conditions attached to the tax credits. As of December 31, 2022 and 2021, $1.2 million and $1.3 million, respectively, was recorded as a receivable in prepaid and other current assets. The Company received $0.7 million of the receivable in February 2023 and believes there is reasonable assurance the remaining balance will be collected.

F-16

Property and Equipment, Net

The following table presents the components of property and equipment, net, as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Computer equipment	$171	$155
Laboratory equipment	1,950	1,990
Furniture and office equipment	29	23
Leasehold improvements	73	73
	2,223	2,241
Less: accumulated depreciation	(1,781)	(1,490)
Total property and equipment, net	$442	$751

Depreciation expense was approximately $0.3 million for each of the years ended December 31, 2022 and 2021.

Investment in SAFE

In October 2021, the Company entered into a simple agreement for future equity (“Oncoheroes SAFE”) agreement for $1.5 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Oncoheroes Biosciences Inc. (“Oncoheroes”). Alternatively, upon a dissolution or liquidity event such as a change in control or an initial public offering, the Company is entitled to receive a portion of $1.5 million. The number of shares of preferred stock would be determined by dividing the Oncoheroes SAFE purchase amount by price per share of the preferred stock issued in the respective equity financing. The Company recorded the investment of $1.5 million as an investment in the Oncoheroes SAFE on the consolidated balance sheet at December 31, 2022 and 2021. The investment in the Oncoheroes SAFE is treated as an investment in an equity security that the Company has elected to record at its cost less any impairment. No impairment losses have been recognized related to the investment for the years ended December 31, 2022 and 2021.

Accrued Expenses and Other Current Liabilities

The following table presents the components of accrued expenses and other current liabilities as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accrued expenses	$651	894
Accrued employee expenses	10	13
Accrued bonuses	239	217
Total accrued expenses and other current liabilities	$900	$1,124

Note 5. Co-Development and License Agreements

Oncoheroes Agreement

In September 2021, the Company entered into an Exclusive License Agreement with Oncoheroes (the “Oncoheroes Agreement”) whereby the Company obtained worldwide exclusive development and commercialization rights in the small molecule volasertib for uses relating to certain types of cancer in adults. Under the terms of the Oncoheroes Agreement, Oncoheroes retains the right to develop and commercialize volasertib for cancers not licensed to the Company.

F-17

Under the terms of the agreement, the Company is obligated to make additional clinical and regulatory milestone payments up to a total of $8.0 million, plus tiered royalties from the mid-single digits up to mid-teens on net sales. In the event the Company grants a sublicense of rights, the Company will need to pay Oncoheroes a high single digit percentage of any upfront payment obtained from such sublicenses. No milestones have been met during the years ended December 31, 2022 and 2021 and the Company did not make any royalty payments as the related product has not been approved for commercialization.

The Company also entered a SAFE agreement with Oncoheroes in October 2021 for $1.5 million recorded in the investment in SAFE on the balance sheet, as discussed in Note 4.

CicloMed Agreement

In July 2021, the Company entered into a Co-Development and Profit-Sharing Agreement with CicloMed LLC (“CicloMed”) (the “CicloMed Agreement”) regarding use of the Company’s precision oncology diagnostic test in the research and development of CicloMed’s CicloProx product for the treatment of acute myeloid leukemia. Under the terms of the co-development agreement, CicloMed holds the primary responsibility for executing clinical trial operations while Notable is primarily focused on optimizing Notable’s predictive precision medicine platform. Both parties will equally share the costs associated with the on-going clinical trial incurred after the effective date. In the event a CicloProx product is commercially developed and sold, the parties will share in the net proceeds. The Company recorded $1.1 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively, as research and development expense related to this agreement.

Note 6. Leases

As of December 31, 2022, the Company had operating lease agreements for its facilities at Foster City, California, which expires in May 2023, as well as several pieces of equipment with varying terms and which expire on various dates in the latter half of 2023. During fiscal year 2022, certain equipment leases were renewed for an additional year.

The following table summarizes total lease expense during the year ended December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Cash paid for operating lease liabilities	$751	$732
Operating lease expense	749	747
Variable lease expense	94	94
Short-term lease expense	167	126

The following table summarizes maturities of lease liabilities and the reconciliation of lease liabilities as of December 31, 2022 (in thousands):

Lease Obligation
2023	$366
2024 and thereafter	—
Total future undiscounted lease payments	366
Less: imputed interest	(5)
Total lease liabilities	$361

F-18

Information related to the Company’s ROU assets and related lease liabilities was as follows (in thousands except for remaining lease term and discount rate):

	December 31, 2022
	Facilities Leases	Equipment Leases
Current operating lease liabilities	$211	$150
Non-current operating lease liabilities	—	—
Weighted average remaining lease term in years	0.3	0.7
Weighted average discount rate	7.0%	7.2%

	December 31, 2021
	Facilities Leases	Equipment Leases
Current operating lease liabilities	$490	$77
Non-current operating lease liabilities	197	41
Weighted average remaining lease term in years	1.3	1.4
Weighted average discount rate	7.0%	5.6%

Note 7. Payroll Protection Program Loans

In April 2020, the Company applied for a loan with a bank pursuant to the Payroll Protection Program of the CARES Act as administered by the U.S. Small Business Administration (the “PPP Loan”). The PPP Loan was approved and took the form of a promissory note in the amount of $0.8 million, bearing interest of 1% per annum. The Promissory Note provides for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company had the right to prepay the principal of the PPP Loan at any time without incurring any prepayment charges. In January 2021, this PPP Loan was forgiven in full and was recognized as a gain within other income (expense), net during the year ended December 31, 2021.

In February 2021, the Company applied for another promissory note under the Payroll Protection Program and was approved for $1.04 million, with an interest rate of 1% per annum. In March 2022 this loan was forgiven in full and was recognized as a gain within other income (expense), net during the year ended December 31, 2022.

Note 8. Capital Structure

Common Stock

As of December 31, 2022 and 2021, the Company was authorized to issue 45,100,000 and 27,169,197 shares of $0.001 par value common stock, respectively. Common stockholders are entitled to dividends if and when declared by the Board and after any redeemable convertible preferred share dividends are fully paid. The holder of each share of common stock is entitled to one vote. As of December 31, 2022, no dividends have been declared.

Common shares reserved for future issuance, on an as-if converted basis, as of December 31, 2022 and December 31, 2021, consists of the following:

	December 31,
	2022	2021
Series A redeemable convertible preferred stock	2,315,579	8,863,394
Series B redeemable convertible preferred stock	3,556,173	6,674,734
Series C redeemable convertible preferred stock	1,510,138	—
Series C warrants to purchase redeemable convertible preferred stock	1,510,138	—
Stock options, issued and outstanding	2,847,484	4,748,713
Stock options, authorized for future issuance	2,876,298	541,351
Total	14,615,810	20,828,192

F-19

Simple Agreements for Future Equity

Between January and May 2022, the Company entered into simple agreements for future equity (the “2022 SAFEs”) with certain investors, receiving $4.0 million of gross proceeds (“Purchase Amount”) in aggregate in exchange for the investor’s right to participate in a future equity financing. If there was a future equity financing before the termination of the SAFEs, on the initial closing of such equity financing, the 2022 SAFEs would automatically convert into the number of shares of preferred stock which would be issued in the equity financing equal to the purchase amount divided by the lowest price per share of the preferred stock sold in the equity financing multiplied by the eighty-five percent.

If there was a liquidity event or dissolution event, the holders of the 2022 SAFEs would automatically be entitled to revive a portion of the Purchase Amount. The 2022 SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

In connection with the Company’s issuance of shares of Series C-1 redeemable convertible preferred stock beginning in June 2022 at an issuance price of $7.1319 per Series C-1 share, the holders of the 2022 SAFEs were able to participate in the equity financing. The SAFEs were settled by conversion to Series C-2 shares at an issuance price of $6.062115 per share for a total of 661,282 Series C-2 redeemable convertible preferred shares. Collectively, the Series C-1 and Series C-2 redeemable convertible preferred stock is referred to as the Series C redeemable convertible preferred stock. A net gain of $0.5 million was recognized from the change in fair value of the 2022 SAFEs between their issuance and settlement for the year ended December 31, 2022.

Redeemable Convertible Preferred Stock

As of December 31, 2022 the Company was authorized to issue 33,686,678 shares of $0.001 par value Series A, Series B, and Series C redeemable convertible preferred stock (collectively, “the redeemable convertible preferred shares,” “preferred shares,” or “redeemable convertible preferred stock”). As of December 31, 2021, the Company was authorized to issue 16,237,511 shares of Series A and Series B redeemable convertible preferred stock.

From June 2022 to July 2022, the Company issued a total of 848,856 Series C-1 redeemable convertible preferred shares to investors at $7.1319 per share for gross proceeds of $6.1 million.

For each Series C redeemable convertible preferred share issued, the Company also issued a warrant to purchase Series C redeemable convertible preferred shares (“Series C Warrants”). Approximately $2.1 million of the Series C proceeds were allocated to the redeemable convertible preferred stock warrants at issuance. See Note 9.

In June 2022, the Company amended the Certificate of Incorporation to include a Special Mandatory Conversion clause requiring all existing redeemable convertible preferred stockholders to participate in the Series C Preferred Stock issuance. Failure to participate in the Series C Preferred Stock issuance would result in the automatic conversion of the holder’s preferred shares into common shares. In July 2022, 6,547,815 shares of Series A redeemable convertible preferred shares and 3,118,561 shares of Series B redeemable convertible preferred shares were converted into common shares as a result of non-participation in the Series C Preferred Stock issuance and the total authorized Series B redeemable convertible shares decreased.

F-20

As of December 31, 2022 and December 31, 2021, redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

As of December 31, 2022
Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Amount	Carrying amount
Series A
A-1	3,583,743	1,815,484	$2.9163	$5,294	$5,289
A-2	1,194,403	308,602	2.6247	810	858
A-3	1,234,382	191,493	2.3238	445	506
A-4	956,297	—	1.0457	—	—
A-5	114,573	—	0.8728	—	—
A-6	1,779,996	—	0.3485	—	—
Series A subtotal	8,863,394	2,315,579		6,549	6,653

Series B
B-1	775,744	58,220	5.15279	300	235
B-2	5,898,990	3,497,953	6.0621	21,205	21,205
Series B subtotal	6,674,734	3,556,173		21,505	21,440

Series C
C-1	17,487,180	848,856	7.1319	6,054	4,692
C-2	661,370	661,282	6.062115	4,009	2,567
Series C subtotal	18,148,550	1,510,138		10,063	7,259
Total	33,686,678	7,381,890		$38,117	$35,352

As of December 31, 2021
Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Amount	Carrying amount
Series A
A-1	3,583,743	3,583,743	$2.9163	$10,451	$10,434
A-2	1,194,403	1,194,403	2.6247	3,135	3,320
A-3	1,234,382	1,234,382	2.3238	2,868	3,259
A-4	956,297	956,297	1.0457	1,000	2,047
A-5	114,573	114,573	0.8728	100	238
A-6	1,779,996	1,779,996	0.3485	620	620
Series A subtotal	8,863,394	8,863,394		18,174	19,918

Series B
B-1	775,744	775,744	5.15279	3,997	3,137
B-2	6,598,373	5,898,990	6.0621	35,760	35,760
Series B subtotal	7,374,117	6,674,734		39,757	38,897
Total	16,237,511	15,538,128		$57,931	$58,815

F-21

The redeemable convertible preferred shares have the following rights and privileges:

Optional Conversion

Each share of redeemable convertible preferred stock shall be convertible, at the option of the holder at any time, into common stock as determined by dividing the original issue price by the conversion price in effect at the time of conversion. As of December 31, 2022, and 2021 the initial conversion price per share of redeemable convertible preferred stock is equivalent to the original issue price and as such convert on a one-for-one basis prior to any adjustments.

The respective applicable conversion price is subject to adjustment upon any future stock splits or stock combinations, reclassifications or exchanges of similar stock, upon a reorganization, merger or consolidation of the Company, or upon the issuance or sale by the Company of common stock for consideration less than the applicable conversion price.

Mandatory Conversion

Each of the redeemable convertible preferred shares shall automatically convert into the number of shares of common stock determined in accordance with the conversion rate upon the earlier of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds (before deducting underwriting discounts and commissions), to the Company, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least (i) a majority of the outstanding shares of Series A Preferred Stock, (ii) fifty-five percent of the outstanding shares of Series B Preferred Stock, and (iii) a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as converted to Common Stock basis.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company the holders of shares of outstanding redeemable convertible preferred stock shall be entitled, on a pro rata, as converted and pari passu basis, to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price for such series of preferred stock, plus any declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of redeemable convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

If the assets of the Company to be distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment to such holders, then any assets of the Company legally available for distribution will be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment to the holders of redeemable convertible preferred stock of the full preferential amount specified above, any remaining assets of the Company available for distribution to its stockholders shall be distributed pro rata among the holders of common stock.

Dividends

The holders of redeemable convertible preferred stock are entitled to receive dividends out of any assets legally available only when, as, and if declared by the Company’s Board, prior to and in preference to any declaration or payment of any dividend on the common stock. Such dividends are noncumulative. As of December 31, 2022, and 2021, there were no cumulative dividends owed or in arrears.

F-22

Voting

Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which such shares of redeemable convertible preferred stock could then be converted as of the record date. Holders of redeemable convertible preferred stock shall vote together with the holders of common stock as a single class.

The holders of Series A redeemable convertible preferred stock, exclusively and voting together as a separate class on a converted to common stock basis, are entitled to elect one director to the Company’s Board. The holders of Series B redeemable convertible preferred stock, exclusively and voting together as a separate class on a converted to common stock basis, are entitled to elect one director to the Company’s Board.

Down-Round Antidilution Protection

In the event the Company issues its common stock without consideration or for consideration per share that is less than the conversion price in effect for each series of the redeemable convertible preferred stock, then the conversion price for that series shall be reduced to increase the number of shares of common stock into which such series of redeemable convertible preferred shares is convertible.

Note 9. Warrants to Purchase Redeemable Convertible Preferred Stock

In connection with the issuance of Series C redeemable convertible preferred stock, the Company issued warrants to purchase Series C redeemable convertible preferred stock (“Series C Warrant”, collectively “Series C Warrants”). The Series C Warrant holders are entitled to purchase up to 1,510,138 Series C redeemable convertible preferred shares at an exercise price of $7.13 per share. The Series C Warrants are fully vested upon issuance and expire in June 2032. There have been no exercises of Series C Warrants as of December 31, 2022.

The Company measures its Series C Warrant liability, classified as a Level 3 liability, at fair value on a recurring basis with the change in fair value recorded in the consolidated statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified as an equity instrument. The fair value is determined using an option-pricing backsolve method. The fair value of the Series C Warrant Liability as of December 31, 2022 was determined by using a probability weighted expected return method under a scenario in which the Company completes a merger with a public company and a scenario in which the Company continues to operate until a later exit, which was estimated using the option pricing method.

The following assumptions were used in estimating the fair value of the warrants:

As of issuance in July 2022:

Risk-free interest rate	3.11%
Expected life (years)	2.5
Expected volatility	95.0%
Annual dividend yield	0.0%

As of December 31, 2022:

Risk-free interest rate	4.41%
Expected life (years)	2.00
Expected volatility	95.0%
Annual dividend yield	0.00%

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The following is a summary of the Company’s redeemable convertible preferred stock warrant liability activity for the years ended December 31, 2022:

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2021	$—
Fair value of warrants at issuance	2,053
Change in fair value	3,060
Balance as of December 31, 2022	$5,113

Note 10. Equity Incentive Plan and Stock Based Compensation Expense

2015 Equity Incentive Plan

The Company adopted the 2015 Equity Incentive Plan (the “2015 Plan”) in August 2015, which provides for the granting of ISO, NSO, and restricted shares to employees, directors, and consultants. The 2015 Plan authorized a total of 591,394 shares reserved for future issuance. Under amendments to the 2015 Plan, an additional 2,547,746 shares in 2017, 2,243,140 shares in 2019, and 500,000 shares in 2022 were authorized to be reserved for future issuance. As of December 31, 2022, there were 5,882,280 shares of common stock reserved for future issuance pursuant to the 2015 Plan.

Options under the 2015 Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Board provided that the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The 2015 Plan requires that options be exercised no later than 10 years after the grant. Options granted to employees generally vest ratably on a monthly basis over four years, subject to cliff vesting restrictions and continuing service.

The following summarizes stock option activity under the 2015 Plan:

	Options Outstanding
	Total Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2021	4,748,713	$1.39	6.6	$741
Granted	210,000	$1.55
Exercised	(88,500)	$0.71
Cancelled	(2,022,729)	$1.39
Outstanding as of December 31, 2022	2,847,484	$1.43	7.3	$1,419
Exercisable as of December 31, 2022	1,757,275	$1.36	6.6	$998
Vested and expected to vest as of December 31, 2022	2,847,484	$1.43	7.3	$1,419

The aggregate intrinsic value of stock options exercised was $74 thousand and $22 thousand for the years ended December 31, 2022, and 2021, respectively. There was no restricted stock activity (RSA) under the 2015 Plan for the year ended December 31, 2022.

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Stock-Based Compensation Expense

Weighted-average grant date fair value of the options granted during the years ended December 31, 2022, and 2021, was $1.03 per share and $0.91 per share, respectively. The Company estimated the fair value of stock options using the Black-Scholes option pricing model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The fair value of employee and non-employee stock options is recognized as expense on the straight-line basis over the requisite service period of the awards. These assumptions include:

●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

●	Expected volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. The Company will continue to apply this process until enough historical information regarding the volatility of its own stock becomes available.

●	Expected term — The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method. The simplified method deems the term to be the midpoint of the time-to-vesting and the contractual term of the stock-based awards. The Company utilizes this method due to lack of historical exercise data.

●	Expected dividend rate — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of employee stock options during the years ended December 31, 2022, and 2021 was estimated using the following weighted-average assumptions:

	Year ended December 31,
	2022	2021
Expected term (in years)	6.00	5.68
Risk-free interest rate	1.61%	1.07%
Expected dividend rate	0.0%	0.0%
Expected volatility	75.73%	67.81%

The following table summarizes the components of stock-based compensation expense relating to options recognized in the Company’s statement of operations and comprehensive loss (in thousands):

	Year ended December 31,
	2022	2021
Research and development	$146	$178
General and administrative	435	601
Total	$581	$779

As of December 31, 2022, the total stock-based compensation expense related to stock awards not yet recognized was $1.0 million and will be recognized over a weighted-average remaining period of approximately 2.2 years.

Note 11. Commitments and Contingencies

Employee Benefit Plan

The Company sponsors a 401(k) defined contribution plan for its employees. This plan provides for tax-deferred salary deductions for all employees. Employee contributions are voluntary. Employees may contribute up to 100% of their annual compensation to this plan, as limited by an annual maximum amount as determined by the IRS. The Company does not make matching contributions under its 401(k) plan.

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Contingencies

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2022 or 2021 and no material legal proceedings are currently pending or threatened.

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company is also party to indemnification agreements with its officers and directors. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments that the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company is not currently aware of any indemnification claims. Accordingly, the Company has not recorded any liabilities for these indemnification rights and agreements as of December 31, 2022 and 2021.

Note 12. Income Taxes

The reconciliation of the federal statutory income tax to the Company’s effective income tax expense from the year ended December 31, 2022 and December 31, 2021 is as follows (in thousands):

	Year Ended December 31,
	2022	2021
Federal statutory income tax	21.0%	21.0%
State income taxes	7.7	5.9
PPP loan forgiveness	1.5	1.0
Share-based compensation	(0.2)	(0.6)
R&D credits	4.2	5.1
ASC 740-10 reserve	(1.0)	(1.3)
SAFE Liability remeasurement	(3.7)	—
Other	(1.0)	(0.1)
Change in valuation allowance	(28.5)	(31.0)
Total provision for income taxes	—%	—%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and the amounts used for tax purposes. Deferred income taxes consist of the following (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$15,403	$13,176
Tax credit carryforwards	2,675	2,227
Property and equipment	23	7
Capitalized research and experimental cost	1,401	—
Stock compensation	252	228
Other	96	113
Subtotal	19,850	15,751
Valuation allowance	(19,850)	(15,751)
Net deferred tax assets (liabilities)	$—	$—

F-26

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. Due to the uncertainties surrounding the realization of deferred tax assets through future taxable income, the Company has provided a full valuation allowance and therefore no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets.

The valuation allowance increased by $4.1 million during the year ended December 31, 2022. As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $57.4 million and $38.1 million, respectively. As of December 31, 2021, the Company had federal and state net NOL carryforwards of $51.9 million and $26.0 million, respectively. Federal and State net operating loss carryforwards will begin to expire in 2034, if not utilized.

As of December 31, 2022, the Company had federal and California research and development (“R&D”) credit carryforwards of approximately $1.9 million and $1.6 million, respectively. As of December 31, 2021, the Company had federal and California research and development (“R&D”) credit carryforwards of approximately $1.6 million and $1.4 million, respectively. The Federal R&D credit carryforwards will begin to expire in 2034, if not utilized. California R&D credit carryforward may be carried forward indefinitely.

The Company’s ability to utilize net operating losses in the future may be subject to substantial restriction in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined, utilization of its net operating loss carryforwards and credits may be subject to a substantial annual limitation. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The Company adopted the provisions set forth in FASB ASC Topic 740-10, issued originally as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions.

Uncertain tax positions are comprised as follows:

	December 31,
	2022	2021

Balance at the beginning of the period	$742	$536
Additions for tax positions taken in current year	150	206
Ending balance	$892	$742

In connection with the unrecognized tax benefits noted above, no penalties and interest were recognized at December 31, 2022. The Company does not anticipate any adjustments that would result in a material change in its unrecognized tax benefits within twelve months of the reporting date.

The Company files federal income tax returns and income tax returns for several states within the United States. The Company is not currently under examination by income tax authorities in Federal or State jurisdictions. All tax returns will remain open for examination by the Federal and State authorities for three and four years, respectively, from the date of utilization of any NOL.

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Note 13. Related Party Transactions

During 2022 and 2021, the Company recorded general and administrative expenses of $0.3 million and $0.4 million, respectively, related to consulting services provided by the founder and Chairman of the Company’s Board. The Company accrued $60,000 and $0 for such services as of December 31, 2022 and 2021, respectively.

Note 14. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share (in thousands except share and per share data):

	Year ended December 31,
	2022	2021
Numerator:
Net loss	$(14,407)	$(16,052)
Denominator:
Weighted-average shares of common stock outstanding used to compute net loss per share, basic and diluted	10,423,934	5,651,101
Net loss per share, basic and diluted:	$(1.38)	$(2.84)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share is the same. Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	Year Ended December 31,
	2022	2021
Series A-1 redeemable convertible preferred stock	1,815,484	3,583,743
Series A-2 redeemable convertible preferred stock	308,602	1,194,403
Series A-3 redeemable convertible preferred stock	191,493	1,234,382
Series A-4 redeemable convertible preferred stock	—	956,297
Series A-5 redeemable convertible preferred stock	—	114,573
Series A-6 redeemable convertible preferred stock	—	1,779,996
Series B-1 redeemable convertible preferred stock	58,220	775,744
Series B-2 redeemable convertible preferred stock	3,497,953	5,898,990
Series C-1 redeemable convertible preferred stock	848,856	—
Series C-2 redeemable convertible preferred stock	661,282	—
Warrants to purchase redeemable convertible preferred stock	1,510,138	—
Stock options, issued and outstanding	2,847,484	4,748,713
Total	11,739,512	20,286,841

Note 15. Subsequent Events

The Company has evaluated all events occurring through May 11, 2023, the date on which the consolidated financial statements were available for issuance, during which time, nothing has occurred outside the normal course of business operations that would require disclosure other than the events disclosed below.

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Agreement and Plan of Merger

On February 22, 2023, the Company entered into a Merger Agreement with VBL and Vibrant Merger Sub, Inc., a Delaware corporation and VBL’s direct, wholly-owned subsidiary (“Merger Sub”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (such transaction, the “Merger”) at the effective time of the Merger (the “Effective Time”), with Notable continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of VBL.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL ordinary shares, as set forth in the Merger Agreement. Under the exchange ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of the VBL ordinary shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL ordinary shares on a fully diluted basis and subject to adjustment. Under certain circumstances, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash at the closing of the Merger, and the terms and net proceeds of Notable’s pre-merger financing.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined organization will consist of up to seven directors, with one director designated by VBL. Upon the closing of the transaction, the combined organization will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of incorporation to: (i) effect an increase of its registered share capital and/or effect a reverse split of its ordinary shares at a ratio to be determined; (ii) change its name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

VBL and Notable’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of VBL’s stockholders, obtaining the requisite approval of Notable’s stockholders, proceeds of Notable’s pre-closing financing, net of certain specified expenses, not being less than $5.0 million and VBL’s Net Cash not being less than $15.0 million.

Financing

In connection with the Merger Agreement, the Company entered into Simple Agreements for Future Equity (the “SAFEs”) with certain investors by which the Company received $4.3 million of gross proceeds and a Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”). Under the terms of the Series D Purchase Agreement, the SAFE holders will exchange their respective SAFEs for 6,118,198 shares of Series D-1 Preferred Stock at the time when all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement have been satisfied or waived. In the event the Merger does not close, the SAFE holders will not have their funds returned. Additionally, under the Series D Purchase Agreement, certain investors committed to purchase, and the Company agreed to issue, 5,891,911 shares of Series D-2 Preferred Stock to such investors in exchange for $6.0 million, the closing of which will take place at the time all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement shall have been satisfied or waived. The SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company’s closing of private financing will be recorded in the aggregate amount of approximately $10.3 million (approximately $4.4 million from Series D SAFEs that convert into shares of Notable’s Series D-1 Preferred Stock and approximately $6.0 million from Series D-2 Preferred Stock, all of which will convert into Notable common stock which will be further exchanged for VBL Ordinary Shares at the Effective Time).

Lease Extension

In April 2023, the Company extended the lease for its facilities in Foster City, California. The term of the lease is extended beginning in June 2023 to May 2027. The Company has the right to terminate the lease effective as of March 2025 upon providing four months of notice and four months of base rent for the year of the notice as an early lease termination fee. Total lease payments from June 2023 through May 2027 will be approximately $2.2 million.

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